CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Healthcare Trust, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Acquires
Village Healthcare Center in Santa Ana, CA

New York, NY, January 13, 2012 – American Realty Capital Healthcare Trust, Inc. (the “Company”) announced today that it closed on the acquisition of a Village Healthcare Center at a purchase price of approximately $4.5 million, exclusive of closing costs, representing the third tranche of a portfolio of 10 high-quality income producing healthcare facilities.  This acquisition increases the total size of the Company’s portfolio to approximately $169.0 million comprised of 13 properties.

The Village Healthcare Center consists of a 7,750 rentable square foot congregate living facility, with 14 private patient rooms, specializing in the rehabilitation and care of patients with catastrophic brain and spine injuries. The property is located in Santa Ana, California.

The property is 100% leased to CareMeridian LLC, a subsidiary of a national healthcare provider that specializes in mentoring services, particularly services for people with disabilities, brain and spinal cord damage and other catastrophic injuries and illnesses. The parent company has guaranteed the tenant’s obligations under the lease. The triple net lease has a 15-year term, commenced in January 2010 and expires in January 2025.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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